Exhibit 10.78
SEPTEMBER 2007 AMENDMENT OF SERIES 1 NOTES
ISSUED BY IRVINE SENSORS CORPORATION
AND HELD BY LONGVIEW FUND L.P. AND ALPHA CAPITAL ANSTALT
     This Agreement entered into effective as of September 30, 2007 (the “September 2007 Amendment of Series 1 Notes”) by and among IRVINE SENSORS CORPORATION, a Delaware corporation (hereinafter called “Company”), and LONGVIEW FUND L.P. and ALPHA CAPITAL ANSTALT (each a “Holder”). The Company and Holders are entering into this September 2007 Amendment of Series 1 Notes to amend certain provisions of certain Series 1 Senior Subordinated Secured Convertible Notes dated December 30, 2005 (as amended, each a “Series 1 Note”), issued by the Company pursuant to a Securities Purchase Agreement dated as of December 30, 2005 (as amended, the “Purchase Agreement”).
     The Series 1 Notes were subsequently assigned by the original holders of the Series 1 Notes to the Holders pursuant to that certain Assignment of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes, dated December 29, 2006, and Addendum thereto (“Assignment Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Series 1 Notes, Purchase Agreement and Assignment Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment and other good and valuable consideration, receipt of which is acknowledged, the Company and the Holder hereby agree as follows:
     1. The Interest Payment Date with respect to all interest payable under the Series 1 Notes shall be the Maturity Date, accelerated or otherwise. All interest shall compound monthly.
     2. The Company may, upon ten (10) Trading Days prior written notice to the Holders, defer the Principal Payment Date with respect to any or all Monthly Installments until the Maturity Date, accelerated or otherwise. The Interest Rate with respect to any such deferred Monthly Installments shall be ten percent (10%) per year (the “Deferral Interest Rate”). For the avoidance of doubt, neither the Company nor a Holder may exercise any rights to convert into Common Stock any interest constituting the incremental increase in interest above the Interest Rate up to the Deferral Interest Rate as a result of a deferred Monthly Installment. Interest which accrues on the deferred Monthly Installment at the unamended Interest Rate shall be convertible in the same manner as set forth in the Series 1 Note.
     3. The Interest Rate shall not be reduced upon the occurrence of an Interest Rate Adjustment Event.
     4. Except as expressly amended hereby, the Series 1 Notes, the Assignment Agreement, the surviving provisions of the Purchase Agreement described in the Assignment Agreement, and all other agreements made in connection therewith and all terms thereof shall remain in full force and effect.
     5. This September 2007 Amendment of Series 1 Notes may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) same with the same force and effect as if such signature were an original thereof.

     IN WITNESS WHEREOF, Company and Holder hereby execute this September 2007 Amendment of Series 1 Notes as of the date first written above.

IRVINE SENSOR CORPORATION “Company”
By:	/S/ JOHN C. CARSON
	Name:	John C. Carson
	Title:	President & CEO

LONGVIEW FUND, L.P. “Holder”
By:	/S/ S. MICHAEL RUDOLPH
	Name:	S. Michael Rudolp
	Title:	CFO — Investment Adviser

ALPHA CAPITAL ANSTALT “Holder”
By:	KONRAD ACKERMAN
	Name:	Konrad Ackerman
	Title:	Director